Exhibit 10.22

EMPLOYEE RELOCATION AND TRANSITION BENEFITS AGREEMENT

This Employee Relocation and Transition Benefits Agreement (“Agreement”) is entered into as of 31st January 2022 by and between Azadeh Golipour, PhD (“Employee”) and AVROBIO, Inc.

1. Repayment Agreement. Reference is made to that certain Employment Agreement by and between the Company and Employee, dated as of January 26, 2022 (the “Employment Agreement”). In consideration of any payment made to Employee, or on Employee’s behalf to a third-party, in connection with Employee’s relocation(s) and/or transition, as set forth in the Employment Agreement (hereinafter “Relocation and Transition Payments”) by AVROBIO, Inc. (or of its any subsidiaries, affiliates or divisions, hereinafter collectively referred to as “the Company”), Employee agrees that if Employee voluntarily terminates employment for any reason or if the Company terminates Employee for Cause (as defined in the Employment Agreement) (“a Separation”), Employee will be required to repay all such relocation and/or transition payments, expenditures and reimbursements made to Employee or others pursuant to the Employment Agreement (including tax gross-up payments) as set forth more fully below:

•	If a Separation occurs on or before the twelve (12) month anniversary of January 1, 2022, Employee agrees to repay one hundred percent (100%) of all Relocation and Transition Payments.

•

If a Separation occurs after twelve (12) months but on or before the twenty-four (24) month anniversary of January 1, 2022, Employee agrees to repay fifty percent (50%) of all Relocation and Transition Payments.

Employee agrees to reimburse the Company as required by this Agreement no later than thirty (30) days after a Separation occurs unless an alternate payment schedule is agreed to in writing by Employee and the Company. To the extent allowed by law, this Agreement serves as written authorization by Employee that the Company may deduct any sums due under this Agreement from amounts payable to Employee from the Company, including without limitation salary, commissions, bonus, vacation pay or other incentive compensation.

2. No Offer of Employment. Employee understands and agrees that nothing in this Agreement is intended to create or imply an employment contract or guarantee of employment or continued employment with the Company and that Employee’s employment with the Company remains “at-will”, meaning that Employee is free to terminate Employee’s employment at any time and for any reason and that the Company has this same right, in each case subject to the terms of the Employment Agreement.

3. Survival and Assignment by the Company. Employee understands that Employee’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in title, position, duties, salary, compensation or benefits or other terms and conditions of employment. The Company will have the right to assign this Agreement to its affiliates, successors and assigns.

4. Waiver. Employee acknowledges and agrees that no waiver of any of Employee’s obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require Employee’s performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

5. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. Employee hereby consents to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement and waives any objection that Employee might have to personal jurisdiction or venue in those courts.

7. Entire Agreement; Amendment. This Agreement, together with Employee’s Offer Letter, constitute the entire agreement between the Company and Employee with respect to the subject matter hereof, and supersede all prior agreements or understandings, both written and oral, between the Company and Employee with respect to the subject matter hereof. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and Employee.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date set forth below.

EMPLOYEE

Signed:	/s/ Azadeh Golipour
Name:	Azadeh Golipour, PhD
Date:	31 - Jan - 2022

AVROBIO, INC.

By:	/s/ Scott Gottesman
Name:	Scott Gottesman
Title:	VP, Human Resources

2